Exhibit 5.1
October 20, 2006
Superior Energy Services, Inc.
1105 Peters Road
Harvey, LA 70058
Ladies and Gentlemen:
     We have acted as counsel to you in connection with (i) the proposed merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of September 22, 2006 (the “Merger Agreement”), among Superior Energy Services, Inc., a Delaware corporation (“Superior”), SPN Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Superior, and Warrior Energy Services Corporation, a Delaware corporation (“Warrior”) and (ii) the preparation of the Registration Statement on Form S-4 (together with all exhibits thereto, the “Registration Statement”) relating to 5,466,164 shares of Superior common stock, $0.001 par value per share (the “Shares”), issuable to holders of Warrior common stock and stock options pursuant to the Merger Agreement.
     Our opinion is based upon an examination of the Registration Statement, the Merger Agreement and such other documents as we have deemed necessary or appropriate as a basis therefore. In conducting our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such copies.
     Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized and when issued in accordance with the terms of the Merger Agreement will be legally issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the use of our name under the heading entitled “Legal Matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the SEC promulgated thereunder.
Very truly yours,
/s/ Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.